EXHIBIT 99.1

C&D TECHNOLOGIES, INC.
--------------------------------------              1400 Union Meeting Road
Power Solutions                                     P.O. Box 3053
                                                    Blue Bell, PA  19422-0858
                                                    Telephone (215) 619-2700
                                                    Fax (215) 619-7840


Stockholder Contacts:
Stephen E. Markert, Jr. of C&D:  215-619-7835
Yanis Bibelnieks for C&D:   718-499-6516

                              FOR IMMEDIATE RELEASE

              C&D TECHNOLOGIES, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

     BLUE BELL, PA, February 22, 2000 -- C&D Technologies, Inc. (NYSE: CHP) announced today that its Board of Directors has adopted a stockholder rights plan. The plan is similar to plans adopted by a large number of public companies and is intended to encourage any party interested in acquiring C&D Technologies, Inc. to negotiate with the Company's Board of Directors.

     Although the plan will not prevent a takeover of the Company, the plan should afford the Board of Directors a prudent means of safeguarding the interests of stockholders should an effort be made to acquire the Company at a price that does not reflect fair value. The Company noted that the adoption of the plan was not in response to any effort to acquire control of C&D Technologies.

     In connection with the adoption of the new plan, the Company's Board declared a dividend of one right for each outstanding share of common stock. Under normal conditions, the rights cannot be exercised and will automatically trade with the common stock when it is bought and sold.

     Each right will entitle C&D Technologies stockholders to purchase one one-hundredth of a share of common stock at an exercise price of $300.00 The rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's common stock.

     Upon occurrence of certain takeover events, such as an acquiring party accumulating 15% or more of the Company's common stock, each right, other than those held by the 15% stockholder, will entitle its holder to purchase a number of shares of C&D Technologies common stock having a current market value equal to two times the $300.00 exercise price, or, in other words, at one-half of the market value per share.

     If, after any such acquisition, C&D Technologies were acquired in a merger or other business combination, each right would entitle its holder, other than those held by the 15% stockholder, to purchase a number of the acquiring Company's common shares having a current market value of two times the exercise price.

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     The  rights  may be  redeemed  by the  Company  or the plan  amended by the
Company at any time until any person or its affiliates has acquired 15% or more of the outstanding shares of common stock. Afterward, the plan could be amended by the Company as long as the amendment does not have any material adverse impact on holders of the rights.

     Rights will be granted on March 3, 2000 to stockholders of record at the close of business on March 3, 2000. No separate certificates will be issued. The rights will be evidenced by the existing stock ownership and will expire on March 2, 2010. The distribution is not taxable to stockholders.

     Details of the stockholder rights plan will be outlined in a letter that will be mailed to all stockholders.

     C&D Technologies, Inc. is a leading North American producer and marketer of electrical power storage and conversion products used in telecommunications, computers and office equipment.